Exhibit 99.1

FOR IMMEDIATE RELEASE

December 16, 2021	Nasdaq Capital Markets - GTIM

Good Times Announces Retirement of Scott LeFever

(Golden, CO) December 16, 2021 – Good Times Restaurants Inc. (GTIM) (the “Company”), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard today announced the retirement of Scott LeFever, Vice President of Operations, effective March 31, 2022. The Company has identified a candidate who we expect to join the brand in early calendar 2022 and to succeed Scott upon his retirement.

"On behalf of the entire Good Times team, I would like to thank Scott for his numerous contributions to the Company," said Ryan Zink, President and Chief Executive Officer. “Since his beginnings with Round the Corner in 1978, turned Good Times Drive Thru, Scott's leadership has directly impacted the growth of the brand, from our first location in Boulder, to a 32-unit brand story. His presence has strengthened our organization and assisted in setting us up for the opportunities we have ahead of us in both the Good Times and Bad Daddy’s brands. I am grateful to Scott for his deep knowledge and personal support as I stepped into the CEO role. I value his integrity, dedication, and partnership. My very best wishes are for him in this next stage of his life journey."

Mr. LeFever stated, "Good Times has been a very important part of my life for 43 years. I have enjoyed being part of the brand through its joys and challenges and I’m very proud of the legacy I leave behind.  The most significant part of my career has been building deep relationships that will last my lifetime. I’m looking forward to spending time with my wife, Gretchen, our children and grandchildren. I look forward to watching the Company's continued success."

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, franchises and licenses 42 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, Good Times Restaurants Inc. operates and franchises a regional quick-service drive-thru restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Forward-Looking Information

Certain statements and information included in this press release constitute "forward-looking statements." Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.

These risks include material changes in our stock price and/or in market conditions in general, as well as risks impacting our business in general, such as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects, which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the impact and duration of staffing constraints at our restaurants, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 28, 2021 filed with the SEC, and other filings with the SEC. Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Good Times Restaurants Inc.

CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440